Exhibit 99.1

Thank you for joining me to discuss our 3rd quarter performance. I am David Fiorenza; with me is Warren Huang the president of Afton Chemical Corporation, our petroleum additive company. I have a few planned comments, after which we will open the lines for any questions.

As a reminder, some of the comments we will make today are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We believe our statements are based on reasonable expectations and assumptions, within the bounds of what we know about our business and operations. However, we offer no assurance that actual results will not differ materially from our expectations due to uncertainties and factors that are difficult to predict and beyond our control. A full discussion of these factors can be found in our most recently filed 10-K.

Summary

Third quarter 2005 earnings excluding certain special items were $10.3 million or $0.61 per share, a significant improvement over earnings on the same basis for third quarter 2004 of $4.6 million or $0.26 per share. Net income for third quarter 2005, including the special items, was $13.4 million or $0.79 per share compared to net income for third quarter 2004 on the same basis of $13.0 million or $0.76 per share.

For the first nine months of 2005, earnings excluding certain special items were $25.6 million or $1.51 per share compared to earnings for the first nine months of last year on the same basis of $21.7 million or $1.28 per share. Including the special items, net income for the first nine months of 2005 was $31.2 million or $1.84 per share, while net income for the first nine months of last year was $30.1 million or $1.78 per share.

Operations and effective working capital management provided strong cash flow during the quarter, which enabled us to pay off the remaining $30 million of bank debt.

Segment Operating Profit

NewMarket evaluates the performance of the petroleum additives business of Afton Chemical Corporation (Afton) and Ethyl’s TEL business based on segment operating profit. Corporate departments and other expenses are billed to Afton and Ethyl based on the services provided under the holding company structure.

Petroleum Additives Segment

Net sales in the third quarter 2005 of $267 million were up $45 million, or approximately 20%, from the third quarter 2004. Shipments for the third quarter 2005 increased approximately 7% as compared to third quarter 2004. The increase in shipments was the result of significantly higher shipments in the engine oil additives product line, as well as increases in the fuels product line. Shipments in the specialty additives product line for the third quarter 2005 were generally unchanged compared to the third quarter 2004. Higher selling prices, as well as a favorable foreign currency impact, also resulted in the higher net sales between the two third quarter periods. Of the $45 million increase, roughly $25 million was due to price and mix movements, with the remainder being due to shipments and product mix.

Petroleum additives third quarter 2005 operating profit was $17.4 million as compared to $9.4 million for third quarter 2004. The increase was across all product lines with most of the increase in the engine oil additives and fuels product lines. Third quarter 2005 includes expenses of $800 thousand related to damage from Hurricane Rita. As a reminder, the third quarter 2004 results included a gain of $800 thousand from an environmental insurance settlement.

Selling, general, and administrative (SG&A) expenses were $1.7 million higher when comparing the two third quarter periods. The increase in SG&A was mostly in support of selling and support efforts. Offsetting the increase in SG&A expense, R&D expenses were $2.4 million lower than the third quarter 2004. Operating profit for the third quarter 2005 included a favorable foreign currency impact over third quarter 2004. We are making some progress in recovering rising raw material costs through price increases for our products and continue to seek increases as raw material costs continue to rise.

The nine months 2005 net sales of $774 million were $118 million, or 18%, higher than the 2004 nine month’s petroleum additives net sales of $656 million. Total shipments increased 7% when comparing nine months 2005 to nine months 2004. Again, the higher shipments resulted from an increase in the engine oil additives product line. Shipments in the other product lines were down less than 2%. Similar to the third quarter results, higher selling prices and favorable foreign currency also resulted in higher net sales when comparing nine months 2005 and nine months 2004. Of the $118 million increase, roughly $65 million was due to price movements, with the remainder being due to shipments and product mix.

Nine Months 2005 vs. Nine Months 2004—Petroleum additives nine months 2005 operating profit was $44.2 million, which was an increase of 12% from the nine months 2004 level of $39.6 million.

On a combined basis, SG&A expenses and R&D expenses were $1.1 million higher for nine months 2005 as compared to nine months 2004. We have had some success increasing selling prices during the nine months 2005, but raw material costs have continued to rise. We will continue attempting to recover the ongoing increase in the raw material costs during the remainder of the year.

Tetraethyl Lead Segment

Our TEL sales for the third quarter and nine months 2005 were higher than the same periods in 2004. These changes were caused substantially by variation in the quarter-to-quarter timing of sales orders and price improvements.

Results of our TEL segment include the operating profit contribution from our marketing agreements with Octel, as well as certain TEL operations not included in the marketing agreements.

The operating profit from our marketing agreements for the third quarter 2005 was $6.4 million, which was $2.5 million lower than the third quarter last year. Similarly, the nine months 2005 marketing agreements operating results of $19.6 million were $7.3 million lower than nine months 2004. Both 2005 periods reflect improved pricing over 2004, however, this was more than offset by a 22% decrease in volume for the third quarter 2005 and 28% lower volume for nine months 2005 compared to the same periods in 2004.

As you recall one of the major TEL customers under our marketing agreements discontinued the use of TEL earlier than we had previously expected. The TEL market will continue to decline as other customers discontinue use of the product.

Other TEL operations not included in the marketing agreements were $9.1 million unfavorable when comparing third quarter 2005 to third quarter 2004 and $6.0 million unfavorable when comparing nine months 2005 to the same 2004 period. Nine months 2005 results include a special item of $3.9 million before income taxes for insurance settlement gains related to our premises asbestos liabilities. Both the third quarter and nine month 2004 periods include a gain of $12.5 million from an environmental insurance settlement. Excluding those special items, other TEL operations profit was higher in both the 3rd quarter and YTD comparisons. This is due to timing of shipments, better pricing and lower expenses for premises asbestos partially offset by an increase in environmental clean-up costs.

Special Events in the Quarter

During the third quarter 2005 we had two items that we consider special items. The first was a pretax gain of $2.9 million ($1.8 million after income taxes) on the sale of corporate property. The second was a settlement of some old tax years, which resulted in a gain of $1.3 million.

Interest and Financing Expenses

Third quarter 2005 interest and financing expenses were $4.1 million, just a little lower than 3Q 2004. Offsetting factors were lower debt, but higher average interest rates.

Nine months 2005 interest and financing expenses were $12.9 million as compared to $13.9 million for nine months 2004. Lower average debt resulted in a decrease in interest and financing expenses of $700 thousand, while higher average interest rates resulted in an increase of $300 thousand. Fees and amortization of financing costs were $600 thousand lower for the 2005 period.

Income Taxes

Income taxes were $4.3 million for the third quarter 2005 and $5.5 million for the third quarter 2004. We had a lower overall effective tax rate of 24.5% for this quarter compared to 29.6% for the third quarter 2004. If you eliminate the special settlement with the IRS I mentioned just a minute ago, the effective rate this quarter would have been 30.7%.

Nine months 2005 income taxes were $12.2 million with an effective tax rate of 28.1%. The same period last year had an effective tax rate of 32.1%. Removing the settlement this 3rd quarter from the year to date numbers would have a nine month effective rate of 30.6%.

Cash Flows, Financial Condition, and Liquidity

Cash at the end of the quarter was $40 million, which is $11.5 more than the end of the year. Cash flows from operating activities for the nine months 2005 were $54 million. We used these cash flows, as well as $4.2 million of proceeds from the sale of corporate property to fund capital expenditures of $13.7 million and pay down $30.0 million of debt. Cash flows from operating activities for the 2005 period also included higher working capital requirements. We had about $10 million more tied up in working capital (excluding cash), at the end of the quarter as compared to last year.

The increase in working capital primarily reflects higher accounts receivables. These were offset by a decrease in inventory, as well as an increase in income taxes payable. The accounts receivable increase is due to the higher sales levels, reflecting both increased volumes shipped and higher prices. The decrease in inventory is the result planned reductions of our viscosity index improver. You may recall that we built this inventory last year as we transition suppliers. The increase in income taxes payable is due to current year taxable income at our foreign locations.

Debt

We had total debt of $154 million at September 30, 2005, representing a decrease of $30.5 million in our total debt since December 31, 2004. The decrease resulted from a payoff of outstanding borrowings amounting to $30 million on the revolving credit facility. In addition, we made payments of $500 thousand on capital leases.

As a percentage of total capitalization (total long-term debt and shareholders’ equity), our total debt decreased from 44.3% at the end of 2004 to 37.3% at September 30, 2005. The lower percentage was a result of the decreased debt level, as well as the increase in shareholders’ equity, which was due to net income.

Capital Expenditures

We funded capital expenditures of $13.7 million through September 30, 2005, and we estimate our total capital spending for the entire year to be around $20 million.

Outlook

Petroleum Additives

This segment performed well in the marketplace during the first three quarters of 2005 year as evidenced by its significant revenue and volume gains when compared to the same 2004 period. Unfortunately many of the business gains have been obscured by our inability to fully recover the cost of rising raw materials.

We continue to expect that the operating profit for petroleum additives will be higher in 2005 than in 2004. The many business factors detailed in our 2004 Annual Report and the compression of our margins mentioned above will be major factors in the ultimate profitability of this segment for the year.

TEL

This segment had a relatively good performance during the first nine months of 2005. Nonetheless, we believe profits in the fourth quarter of the year will be significantly lower than the fourth quarter of 2004. The anticipated decline in profitability is volume driven, and we expect that TEL will earn less in 2005 than in 2004. As we have continually stated, this segment will continue to decline in profitability as its use is phased-out around the world.